EMPLOYMENT AGREEMENT




        This Agreement made this 2nd day of February, 1998, by and between NORTH VALLEY BANCORP, a California bank holding company, and NORTH VALLEY BANK, a California banking corporation ("collectively, the "Employer""), and MARTIN R. SORENSEN ("Employee").


IT IS AGREED:

        1. Employment. The Employer hereby employs the Employee and the Employee hereby accepts the employment upon the terms and conditions set forth herein.

        2. Duties. Employee shall perform the customary duties of the President and Chief Executive Officer of a bank holding company and as President and Chief Executive Officer of its subsidiaries, NORTH VALLEY BANK, NORTH VALLEY TRADING COMPANY, and NORTH VALLEY BANK PROCESSING, INC.. In addition he shall perform such kindred duties as may, from time to time, be reasonably requested of him by the Board of Directors of the Employer.

        3. Term. Subject to the provisions for termination as herein provided, the term of this contract shall begin on February 1, 1998 and shall continue indefinitely thereafter.

        4. Salary. As compensation for the services rendered by him under this Agreement, the Employee shall be entitled to an annual salary of $175,000.00, which shall be paid by North Valley Bank. The Board of Directors shall, in January each year, conduct a review of the performance of Employee during the previous year. The Board


                                                                   EXHIBIT 10(x)
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of Directors in its sole discretion  shall determine  whether  Employee shall be granted an increase in annual salary based upon said performance.

        5. Extent of Services. The Employee shall devote substantially all of his time, attention and energies to the business of the Employer. This shall not be construed as preventing the Employee from engaging in appropriate civic, charitable, or religious activities or investing his assets in such form and manner as will not interfere or conflict with the full performance of the services to be performed by Employee for Employer pursuant to this Agreement.

        6. Vacation. The Employee shall be entitled to four (4) weeks vacation annually pursuant to the provisions of the vacation policies established by the Bank.

        7. Other Benefits. Employee shall be entitled to the use of a bank automobile and membership at Riverview Golf and Country Club.

        8. Expenses. The Employee is authorized to incur reasonable expenses in conducting his duties hereunder, including expenses for entertainment, travel, and similar items. The Employer shall pay directly to or shall reimburse the Employee for all such expenses upon the presentation by the Employee, from time to time, of an itemized account of such expenditures.

        9. Insurance. Employer hereby agrees, at its sole cost and expense, to provide Employee with, at all times during the term of this Agreement, health and accident insurance and term life insurance of a type and in an amount generally made available by Employer to its executive employees.

        10. Termination. This Agreement may be terminated without breach of this Agreement at any time, subject to the provisions of Paragraph 11 hereof, in accordance with any of the following provisions:


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


            (a) Employer shall have the right to terminate this Agreement immediately for cause in the event Employee has willfully breached or habitually neglected the duties which he was required to perform under this Agreement or Employee commits acts of dishonesty, theft, misappropriation or conversion of funds, disclosure of confidential information or records of Employer by Employee or for other grounds of cause specified in Section 2924 of the California Labor Code, by giving Employee written notice thereof. The term of employment shall terminate immediately upon receipt of notice by Employee.

            (b) This Agreement shall terminate immediately upon the death of Employee.

            (c) In the event that Employee shall become permanently incapacitated or disabled for a period of at least one hundred eighty
        (180) days, so that it reasonably appears to Employer that he will be unable to perform his duties hereunder, Employer shall have the right to terminate this Agreement by giving Employee thirty (30) days' written notice of such termination.

Not withstanding anything contained in this Paragraph to the contrary, no termination of this Agreement for any reasons whatsoever shall in any manner release, or be construed as releasing, any party hereto from any liability, obligation or damage to the other party hereto arising out of, directly or indirectly, any breach or default by said party of any term hereunder or the failure of said party to comply with or perform any duty or obligation hereunder.

        11. Termination Without Cause. Employer may at any time during the term of this contract give Employee thirty (30) days written notice terminating this employment agreement.


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


            (a) In the event Employer gives notice of termination without cause under this Paragraph 11, or in the event Employee separates from employment with Employer following thirty (30) days written notice by the Employee to the Employer within one year following a "Change in Control" as defined herein in response to a "Constructive Termination," Employer shall pay to Employee as severance compensation an amount equal to one and one-half times Employee's current annual base salary (not including bonuses). "Constructive Termination" means a material reduction in base salary, a material change in responsibilities, or a requirement to relocate, except for office relocations that would not increase the Employee's one-way commute distance by more than thirty-five (35) miles.

                i. "Change in Control" as used herein shall be a change in control of North Valley Bancorp of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A (or in response to any similar item on any similar schedule or form) promulgated under the Securities Exchange Act of 1934, as amended.

            (b) Employee may voluntarily terminate his employment with Employer at any time with thirty (30) days written notice to Employer. The term of employment shall end on the last day on which Employee performs services for the Company and which no further salary shall be payable by Employer to Employee.

        12. Employment as Consultant and Restrictive Covenant. Upon the termination of this Agreement by Employer in accordance with subparagraph (a) of Paragraph 10 hereof or upon the voluntary termination of employment by Employee, in accordance with subparagraph (b) of Paragraph 11, Employer shall have the right, at its option, within thirty (30) days of such termination, to hire Employee as a consultant for any period of


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

whole months up to one (1) year from date of termination of employment, in accordance with the following provisions:

            (a) In the event of a termination of this Agreement by Employer in accordance with subparagraph (a) of Paragraph 10 hereof, Employee shall receive $833.33 monthly which shall be payable on the first day of each month thereof until said consulting services are terminated; and

            (b) In the event of a voluntary termination of this Agreement by Employee in accordance with subparagraph (b) of Paragraph 11, Employee shall receive a monthly payment at the same monthly salary rate to be paid at the time of termination pursuant to this Agreement, which salary shall be payable on the first day of each month thereof until said consulting services are terminated.

Employee agrees that in the event Employer desires to employ him as a consultant in accordance with the provisions hereof, he will accept such employment continuously for the number of whole months up to one year from date of termination of this Agreement. Employer may, however, give Employee written notice of termination not less than ten (10) days in advance of any month and terminating Employee's employment as a consultant at the end of that month. Employee will not during the term of said employment as consultant, without the prior written consent of Employer, directly or indirectly, engage for his own account in any business, or own, manage, operate, control, be employed as an employee or consultant, buy, participate in, or be connected in any manner with the ownership, management operation or control of any firm, corporation, association, or other business entity which is in competition with the business of Employer. This covenant on the part of Employee shall be construed as an agreement independent of any other provisions of this Agreement and shall survive the termination of this Agreement, and the existence of any claims or cause of action by Employee against Employer, whether predicated on this Agreement or otherwise, shall not constitute



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

a defense in the enforcement by Employer of this covenant. In the event that Employee is employed as a consultant and Employer shall default for ten (10) days after notice of default to the Employer in the payment of any monthly installment of compensation due to Employee, Employee may, at his option, terminate his employment as a consultant hereunder by delivering written notice to Employer of such termination. In the event that Employee elects to terminate his employment as a consultant in accordance with the foregoing, the foregoing restrictive covenant shall cease to be effective and binding upon Employee.

        13. Confidential Information. Employee agrees that he will not during the term of this Agreement or at any time thereafter, either directly or indirectly, disclose or make known to any other person, firm or corporation any confidential information, trade secret, processes or names or addresses of any of the customers or shareholders of Employer, or any other information pertaining to said customers or shareholders that he may acquire in the performance of his duties hereunder, nor will Employee make use of any such information, secrets, processes or names or addresses or other information for his own purposes or for the benefit of any person, firm, corporation or other entity (other than Employer) under any circumstances, during or after the term of his employment. Employee acknowledges and agrees that he has been privy to valuable confidential information, trade secrets, processes and customer and shareholder information belonging to Employer. Upon the termination of his employment by Employer, Employee agrees forthwith to deliver to Employer any and all literature, documents, correspondence, and other materials and records furnished to him during the course of such employment.

        14. Remedies for Breach. Employer and Employee both recognize that the services to be rendered under this Agreement by Employee are special, unique and of an extraordinary character, and that in the event of the breach by Employee of any of the terms and conditions of this Agreement to be performed by him, the Employer shall have


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

the right to institute and prosecute proceedings, in law or in equity, in any court of competent jurisdiction to obtain any injunction during the term of this Agreement or after its termination, whether by expiration of its term or otherwise, to enforce the provisions of Sections 12 and 13 hereof and to pursue any other remedy, in law or in equity to which Employer may be entitled.

        15. Notice. Any notice required or permitted to be given under this contract shall be sufficient if in writing and if delivered by hand or sent by registered mail certified mail or FedEx (or similar overnight carrier) to his residence in the case or the Employee, or to its principal office in the case of the Employer.

        16. Waiver of Breach. The waiver by the Employer of the breach of any provisions of this Agreement by the Employee shall not operate or be construed as a waiver of any subsequent breach by the Employee.

        17. Assignment. The rights and obligations of the Employer under this Agreement shall insure to the benefit and shall be binding upon the successors and assigns of the Employer; however, the rights and benefits of the Employee under this Agreement are personal to him, and no right or benefit accruing to the Employee under this Agreement shall be subject to voluntary or involuntary alienation, assignment or transfer.

        18. Attorneys Fees. In any action or proceeding arising out of this Agreement, the prevailing party shall be entitled to reasonable attorney's fees and costs.

        19. Entire Agreement. This Agreement and the provisions of the letter offering employment dated January 7, 1998 represent the entire agreement of the parties and any modifications hereto shall be in writing signed by the parties.


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

        IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.


EMPLOYER:                                           EMPLOYEE:


NORTH VALLEY BANCORP


By /s/ Rudy V.  Balma                                /s/  Martin R. Sorensen
  -----------------------------                     ----------------------------
       Rudy V.  Balma                                     Martin R. Sorensen
     Chairman of the Board


NORTH VALLEY BANK


By /s/ Rudy V.  Balma
  -----------------------------
       Rudy V.  Balma
     Chairman of the Board


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